UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On February 29, 2016, Zumiez Inc. (the “Company”) appointed Scott A. Bailey to the Company’s Board of Directors. Mr. Bailey will serve as an independent Class II director, for a term expiring at the Company’s 2016 annual meeting of shareholders. Mr. Bailey will serve on the Company’s Audit Committee.

Mr. Scott A. Bailey, 52, was appointed to our board in February 2016. From 2002 to 2015 Mr. Bailey was the CEO and co-founder of One Distribution Company, a leading skate-inspired apparel and footwear company whose brands included KR3W Denim and SUPRA Footwear. KR3W is a lifestyle brand born out of the skateboard culture on the streets of Southern California in 2003 and is known for its denim apparel and SUPRA was launched in 2006 as a premium footwear brand known for its premium high top sneakers. Prior to One Distribution, Mr. Bailey was the co-founder of Split Inc., a youth culture men’s and women’s apparel brand founded in the early 1990s.

Mr. Bailey will receive the same compensation as other non-employee Company directors as described in the Company’s 2015 Proxy Statement under the heading “Director Compensation.”

There are no arrangements or understandings between Mr. Bailey and any other persons pursuant to which Mr. Bailey was selected as a director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, with the Company to which Mr. Bailey was or is to be a party, in which Mr. Bailey, or any member of his immediate family, has a direct or indirect material interest. Mr. Bailey has entered into the standard Company’ director indemnification agreement, whereby the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: February 29, 2016	By:	/s/ Chris K. Visser
Chris K. Visser
EVP, General Counsel & Secretary